Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8), dated May 16, 2023, pertaining to the 2023 Marriott International, Inc. Stock and Cash Incentive Plan of our reports dated February 14, 2023, with respect to the consolidated financial statements of Marriott International, Inc. and the effectiveness of internal control over financial reporting of Marriott International, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Tysons, Virginia
May 16, 2023